Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS:	MEDIA:
Byron Purcell	Chris Savarese
(717) 975-5809	(717) 975-5718

FOR IMMEDIATE RELEASE

Rite Aid Stockholders Approve Reverse Stock Split

CAMP HILL, PA — (March 21, 2019) - Rite Aid Corporation (NYSE: RAD) announced that its stockholders approved a reverse stock split of the company’s common stock at today’s Special Meeting of Stockholders. According to preliminary tabulations, with approximately 987 million eligible votes cast, stockholders voted 78% in favor of the reverse split.

Rite Aid’s Board of Directors may select a reverse stock split ratio of either 1-for-10, 1-for-15 or 1-for-20 in due course. The decision to effect the reverse stock split and the effective date of the reverse stock split will be determined by the Board at a future date. The reverse stock split, if implemented, would become effective upon filing of a charter amendment with the Delaware Secretary of State.

A reverse stock split would reduce the total number of Rite Aid’s issued and outstanding common shares, resulting in an increase in the price per share. The objective of the reverse stock split is to ensure that Rite Aid regains full compliance with the New York Stock Exchange (NYSE) share price listing rule and maintains its listing on the NYSE.

As previously announced, Rite Aid will regain compliance with the NYSE share price listing rule if at the last trading day of any month during the six-month cure period, or at July 3, 2019, the end of the six-month cure period, the Company has at least a $1.00 share price and has maintained at least a  $1.00 average closing share price over the preceding 30 consecutive trading days. Rite Aid’s common stock continues to be listed on the NYSE and will continue to trade as usual during the six-month cure period.

About Rite Aid Corporation

Rite Aid Corporation is one of the nation’s leading drugstore chains with fiscal 2018 annual revenues of $21.5 billion. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

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Important Notice Regarding Forward-Looking Statements

Statements in this release that are not historical, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the timing of the reverse stock split, the potential benefits of a reverse stock split, including but not limited to continued listing on the New York Stock Exchange, the potential for a higher stock price and any assumptions underlying any of the foregoing. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, the possibility that the reverse stock split may not have its intended effects, that factors unrelated to the reverse stock split may impact the per share trading price of our common stock, our ability to successfully execute and achieve benefits from our leadership transition plan and organizational restructuring, including our chief executive officer search process, and to manage the transition to a new chief executive officer and other management; the potential for operational disruptions due to, among other things, concerns of management, employees, current and potential customers, other third parties with whom we do business and shareholders; the success of any changes to our business strategy that may be implemented under our new chief executive officer and other management; our ability to achieve cost savings through the organizational restructurings within the anticipated timeframe, if at all; our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements; general economic, industry, market, competitive, regulatory and political conditions; our ability to improve the operating performance of our stores in accordance with our long term strategy; the impact of private and public third-party payers continued reduction in prescription drug reimbursements and efforts to encourage mail order; our ability to manage expenses and our investments in working capital; outcomes of legal and regulatory matters; changes in legislation or regulations, including healthcare reform; our ability to achieve the benefits of our efforts to reduce the costs of our generic and other drugs; risks related to the pending sale of the remaining Rite Aid distribution centers and related assets to Walgreens Boots Alliance, Inc., including the possibility that the transactions may not close, or the business of Rite Aid may suffer as a result of uncertainty surrounding the pending transactions; and potential changes to our strategy, which may include delaying or reducing capital or other expenditures, selling assets or other operations, attempting to restructure or refinance our debt, or seeking additional capital, and other business effects. These and other risks, assumptions and uncertainties are more fully described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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